Exhibit 99

DELTIC
Timber
Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	January 19, 2005	CONTACT:	Matthew Hegi	Clefton D. Vaughan
			Investor Relations	Public Relations
			(870) 881-6481	(870) 881-6407

DELTIC TIMBER ANNOUNCES TEMPORARY PRODUCTION

CURTAILMENT DUE TO FIRE AT JOINT VENTURE MDF FACILITY

EL DORADO, AR — Deltic Timber Corporation (NYSE:DEL) announced today that production activities at Del-Tin Fiber, its 50 percent owned medium density fiberboard joint venture, would be temporarily curtailed due to damage sustained at the facility from a fire occurring on Sunday, January 16, 2005. Deltic’s Vice President of Operations, Kent L. Streeter, noted, “The fire Sunday night damaged the facility’s fiber storage and handling systems. Neither the refiner systems nor continuous press were involved or damaged. The cause of the fire is being investigated and a complete damage assessment is being conducted. No injuries were experienced. Repair of the damaged units has commenced, and based on information currently known, the plant is expected to be able to begin production within the next three to five weeks. Del-Tin believes it will be able to meet customers’ requirements for product during that interval.” Ray C. Dillon, Deltic’s President and Chief Executive Officer, added, “It is disappointing that Del-Tin experienced this fire as the facility has improved its operational and financial performance over the past several months.” Deltic and its joint venture partner are assisting Del-Tin in its repair efforts in order to minimize the financial impact.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual events could differ materially from those included in such forward-looking statements.